Exhibit (h) (5)

HENNESSY FUNDS TRUST
ADDENDUM TO TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of the 28th day of October, 2008 to the Transfer Agent Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), is entered into by and between HENNESSY FUNDS TRUST, a Delaware statutory trust (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company and USBFS have entered into an Agreement; and

WHEREAS, the Company and USBFS desire to modify the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its modification by written agreement executed by USBFS and the Company; and

NOW THEREFORE, the Company and USBFS agree to add the following provisions:

A.	Section 19 shall be added to the Agreement.

19.	Additional Services to be Provided by USBFS

USBFS shall provide the following service that is further described and may be subject to additional terms and conditions specified in Exhibit E, as may be amended from time to time:

MARS System™ (Exhibit E)

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit E are selected by the Company, such services shall also be subject to the terms and conditions of the Agreement.  The provisions of Exhibit E, as applicable, shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 11 hereof.

The indemnity and defense provisions set forth in Section 6 of the Agreement and in Exhibit E, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

Exhibit E
to the
Transfer Agent Servicing Agreement between Hennessy Funds Trust and U.S. Bancorp Fund Services, LLC

DATA WAREHOUSE SERVICES

1.	Certain Definitions
Whenever used in this Exhibit E, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.
“MARS System™” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARS™” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.
“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.
D.
“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to:  22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.	Services Covered
USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Company in accordance with the terms of this Exhibit E.

3.	Duties and Responsibilities of USBFS
USBFS will provide the following implementation support:

(1)	Project Management Assistance
(2)	Setup and Testing of System Interfaces
(3)	Conversion of Historical Data from the Company
(4)	Assist with Sales Channel and Sales Territory Setup
(5)	Assist with Clearing/Executing Firm Relationships
(6)	Assist with Compliance Rule Setup
(7)	Database Setup (User Defined Fields)
(8)	Training (additional fee)

USBFS will provide the following support services after implementation:

(1)	Assist with Project Management
(2)	Dedicated Client Service team
(3)	Weekly status calls (if needed)
(4)	Setup and testing of requests from the Company
(5)	Duplicate Data Identification
(6)	Assistance with System File Imports
(7)	Custom Report Programming (at Programming rates)
(8)	Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)
4.	Duties and Responsibilities of the Company
The Company shall:

A.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Company’s or End Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Company’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.
5.	System Maintenance
The Company understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARS and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Company of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.	Additional Representation and Warranty
The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Company’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.	Proprietary Rights
A.
The Company acknowledges and agrees that by virtue of subscribing to MARS and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARS and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS.  Any interfaces and software provided to the Company in order to provide connectivity to MARS and Data Warehouse through USBFS shall be used by the Company and Users only for the period during which this Exhibit E is in effect and only in accordance with the terms of this Exhibit E, and shall not be used by the Company to provide connectivity to or through any other system or person without USBFS’ prior written approval.  The Company shall not copy, decompile or reverse engineer any software or programs provided to the Company hereunder.  The Company also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The MARS or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Company.  The Company retains all rights in such intellectual property that may reside on the MARS or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.  To the extent the intellectual property of the Company is cached to expedite communication, the Company grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Company is duplicated within the MARS or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Company’s web site(s), the Company grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit E is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Company’s web site(s) and does not extend to any other intellectual property owned by the Company.  The Company warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit E and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit E, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit E.

8.	Compensation
USBFS shall be compensated for providing MARS or Data Warehouse Services in accordance with the fee schedule set forth in Appendix I to this Exhibit E (as amended from time to time).

9.	Additional Indemnification; Limitation of Liability
A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARS AND DATA WAREHOUSE SERVICES.  Accordingly, USBFS’ sole liability to the Company or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARS or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARS or Data Warehouse Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and its trustees, directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARS or Data Warehouse Services and (b) the provision of the Company Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Company’s and Users’ use of MARS or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Company and Users the right to continue to use MARS or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Company, replace or modify MARS or Data Warehouse Services so that they become non-infringing, provided that, in the Company’s judgment, such replacement or modification does not materially and adversely affect the performance of MARS or Data Warehouse Services or significantly lessen their utility to the Company and Users.  If in the Company’s judgment, such replacement or modification does materially adversely affect the performance of MARS or DATA Warehouse Services or significantly lessen their utility to the Company and Users, the Company may terminate all rights and responsibilities under this Exhibit E immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver MARS and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARS and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with MARS and Data Warehouse Services.

E.
The Company and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARS and Data Warehouse Services.  The Company is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARS and Data Warehouse Services with respect to the Company’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Company’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.	File Security and Retention; Confidentiality
A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Company’s data bases, files, and other information provided by the Company to USBFS for use with MARS and Data Warehouse Services, (collectively, “Company Files”).  USBFS’s security provisions with respect to MARS and Data Warehouse Services and the Company Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all

Company Files maintained by USBFS for the Company hereunder shall be available for inspection by the Company’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARS and Data Warehouse Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Company’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit E for any reason and upon the Company’s request, USBFS shall return to the Company, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.	Warranties
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARS AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.	Duties in the Event of Termination
In the event of termination of the services provided pursuant to this Exhibit E, (i) the Company and Users will immediately end their access to MARS and Data Warehouse Services and (ii) the Company will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix I to Exhibit E — Annual Fee Schedule for MARS
Hennessy Funds Trust, The Hennessy Funds, Inc. and Hennessy Mutual Funds, Inc.

The Company will assume the cost of all implementation and programming charges associated with setting up the MARS product.  The Company will also be responsible for future programming costs associated with the customization of MARS.  The Company will be responsible for all costs associated with the “Enhanced Support Service” which is not included in the cost of the core product.

USBFS will be responsible for the monthly costs associated with the MARS product.

MARS Product Initiation Worksheet
System Implementation Cost	$40,000 - $60,000
Includes TA 2000 Data and Standard Data Interlaces*
*Additional NSCC transaction charges or other potential Intermediary charges not included
MARS Training (per day as needed)	$3,500
Software or Report Customization (If needed)	$290/hr

Service Level	Monthly
MARS System Monthly Base Fee	$3,000
Enhanced Support Services (optional)	$2,000 - $4,000
Includes All Basic Support Components:
File Import Assistance
Data Scrubbing – Cleaning of Firm, Branch and Rep Info
Database Query Requests
Compliance Report Monitoring Review/Analysis
Compliance Workflow Assistance
Business Requirements Analysis
Are Enhanced Support Services Needed (yes or no)	TBD

Site License Modules	Data Quality Tool	Discovery – RIA	Handheld Server
Site License Fees	Monthly $525	Monthly $1,250	One-Time Setup $6,000
(Enter 1 or 0)	0	0	0
Total Fees	$0	$0	$0

Site License Modules	Data Quality Tool	Discovery – RIA	Handheld Server
Site License Fees	Monthly $525	Monthly $1,250	One-Time Setup $6,000
(Enter 1 or 0)	0	0	0
Total Fees	$0	$0	$0

User License Modules	Sales Asset Reporting	CRM	Compliance	Channel/ Territory (1)	Customer Account (2)	Omnibus Reconciliation	Supermarket Reporting	MapPoint Integration	Handheld	Discovery User
User License Fees (Enter 1 or 0)	Monthly $430	Monthly $190	Monthly $190	Monthly $120	Monthly $70	Monthly $70	Monthly $120	Monthly $90	Monthly $250	Monthly $90
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0
User First & Last Name	0	0	0	0	0	0	0	0	0	0

Total Users	0	0	0	0	0	0	0	0	0	0
Total Fees	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Total Monthly License Fees	$3,000	(1) Channel Territory Module is included with CRM Module (2) Customer Account Module is included with Compliance Module

Continued -- Appendix Ito Exhibit E (MARS fee schedule)

Module Descriptions
MARS Sales and Asset Reporting Module:  Firm/Branch/Rep Profiles, Sales & Asset Reports with Sales Views, Data Cleaning Functionally, Query Analytics, Executive Information Summary, Executive Trend Reporting

MARS Core CRM Module: Firm/Branch/Rep Profiles, Activity Management, Calendar, Tickler, Channel & Territory Manager, Security & Administration, Rep Import
MARS 22c-2 Compliance Module: 22c-2 Rules Definition, Workflow Process Management, Data Request Manager, Customer/Account Module
Channel/Territory Module:  Define territories by geographic areas down to the zip code lever, win the ability to Incorporate various exceptions, to analyze your sates and marketing activities over multiple product lines and channels.  Channel/Territory Module is included in the MARS Core CRM Module.

Customer Account Module: View shareholder registration and assets/activity at the account level. Customer/Account Module is included the MARS Compliance Module
Omnibus Reconciliation Manager:  If you are bringing in sub-account data from third-party Intermediaries that trade through an omnibus account, this module will allow you to reconcile the differences between the direct intermediary business through the omnibus account versus the sub-account data that the intermediary provides

Supermarket Platform Reporting Module: Allows you to easily see the sales activity of a Firm trading though multiple intermediaries if sub-account data is being brought into the system
Mapping Integration Module: Visually plot the locations of Firms/Branches/Reps based on queries or reports generated for sales and marketing purposes (Microsoft MapPoint software required)
Handheld Module: Connect to MARS via your own mobile handheld devices (Blackberry, Windows Mobile and Palm devices currently supported)
Data Quality Module: Provides enhanced data scrubbing functionality to clean up your database for higher quality reporting and analytics
Discovery RIA Integration:  By Integrating the Discovery RIA database into MARS, you can compare over 25,000 RIAs in the investment industry with your own penetration into the market to create effective and targeted marketing campaigns to your most likely prospects

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HENNESSY FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Daniel B. Steadman	By: /s/ Michael R. McVoy

Name: Daniel B. Steadman	Name: Michael R. McVoy

Title: EVP	Title: Executive Vice President